UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A (Rule 14A-101)

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FGX INTERNATIONAL HOLDINGS LIMITED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On February 16, 2010, FGX International Holdings Limited made the following disclosure in a Current Report on Form 8-K related to its pending merger with Essilor International.

Item 8.01. Other Events

The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, for the proposed acquisition of FGX International Holdings Limited (“FGX”) by Essilor International (“Essilor”) has expired with no action by either the Federal Trade Commission or the U.S. Department of Justice. The expiration of the waiting period satisfies a condition to the closing of the proposed acquisition.

The special meeting of FGX’s shareholders to vote on the proposed acquisition is scheduled for Tuesday, March 9, 2010 and will be held at FGX’s headquarters, 500 George Washington Highway, Smithfield, Rhode Island at 10:00 a.m. EST.

As previously announced on December 16, 2009, Essilor and FGX have entered into a definitive agreement pursuant to which Essilor will acquire all of the outstanding ordinary shares of FGX for $19.75 per share in cash. Subject to the satisfaction of the remaining conditions to closing, the transaction is expected to close in the first quarter of 2010.